Exhibit (12)

                                                                      DRAFT



                                 July __, 2001



Meyers Pride Value Fund,
  a series of Meyers Investment Trust
8901 Wilshire Boulevard
Beverly Hills, California  90211

Citizens Value Fund,
  a series of Citizens Funds
230 Commerce Way, Suite 300
Portsmouth, New Hampshire  03801


Ladies and Gentlemen:

     This opinion is furnished to you pursuant to Section 8.5 of the Agreement and Plan of Reorganization, dated as of July __, 2001 (the "Agreement"), between Meyers Investment Trust, a Delaware business trust, on behalf of Meyers Pride Value Fund ("Acquired Fund"), a series thereof, and Citizens Funds, a Massachusetts business trust, on behalf of Citizens Value Fund ("Acquiring Fund"), a series thereof. The Agreement provides for Acquiring Fund's acquisition of all of the assets of Acquired Fund in exchange for (a) Acquiring Fund's assumption of all of the balance sheet liabilities of Acquired Fund and
(b) the issuance and delivery by Acquiring Fund to Acquired Fund, for distribution (in accordance with Section 1.6 of the Agreement) pro rata to the Acquired Fund Shareholders in exchange for their Acquired Fund Shares and in complete liquidation of Acquired Fund, of a number of Acquiring Fund Shares having an aggregate net asset value equal to the value of such assets, less the amount of such liabilities, of Acquired Fund so transferred to Acquiring Fund (the "Reorganization"). All capitalized terms not otherwise defined herein have the meanings ascribed to them in the Agreement.

     In connection with this opinion we have examined and relied upon the originals or copies, certified or otherwise identified to us to our satisfaction, of the Agreement, the Registration Statement on Form N-14 filed on or about __________ __, 2001 with the Securities and Exchange Commission by

Meyers Pride Value Fund,
  a series of Meyers Investment Trust
Citizens Value Fund,
  a series of Citizens Funds
July __, 2001
Page 2


Citizens Funds in connection with the Reorganization (the "Registration Statement"), and related documents (the Agreement, the Registration Statement and such documents are referred to collectively herein as the "Documents"). In that examination, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents purporting to be originals (whether reviewed by us in original or copy form) and the conformity to the originals of all documents purporting to be copies.

     As to certain factual matters, we have relied with your consent upon, and our opinion is limited by, the representations of the various parties set forth in the Documents and in certificates of each of Meyers Investment Trust and Citizens Funds dated as of the date hereof and attached hereto as Exhibits A and B (the "Certificates"). Our opinion assumes that (i) all representations set forth in the Documents and in the Certificates will be true and correct in all material respects as of the date of the Reorganization and (ii) the Agreement is implemented in accordance with its terms and consistent with the representations set out in the Documents and Certificates. Our opinion is limited solely to the provisions of the United States Internal Revenue Code of 1986, as amended and now in effect (the "Code"), and the regulations, rulings, and interpretations thereof in force as of this date. We assume no obligation to update our opinion to reflect any changes in law or in the interpretation thereof that may hereafter occur.

     On the basis of and subject to the foregoing, we are of the opinion that, for United States federal income tax purposes:

     1. The Reorganization will constitute a reorganization under Section 368(a)(1)(F) of the Code, and Acquiring Fund and Acquired Fund will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

     2. No gain or loss will be recognized by Acquired Fund (a) upon the transfer of all of its assets to Acquiring Fund solely in exchange for the Acquiring Fund Shares and the assumption of the balance sheet liabilities of

Meyers Pride Value Fund,
  a series of Meyers Investment Trust
Citizens Value Fund,
  a series of Citizens Funds
July __, 2001
Page 3


Acquired Fund by Acquiring Fund or (b) upon the distribution to the Acquired Fund Shareholders of such Acquiring Fund Shares pursuant to the Agreement.

     3. The basis of the assets of Acquired Fund acquired by Acquiring Fund will be, in each instance, the same as the basis of those assets in the hands of Acquired Fund immediately prior to the transfer.

     4. The holding period of the assets of Acquired Fund in the hands of Acquiring Fund will include, in each instance, the holding period of such assets in the hands of Acquired Fund.

     5. No gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Acquired Fund solely in exchange for the Acquiring Fund Shares and the assumption of the balance sheet liabilities of Acquired Fund by Acquiring Fund.

     6. The Acquired Fund Shareholders will not recognize gain or loss upon the exchange of all of their Acquired Fund Shares solely for Acquiring Fund Shares as part of the Reorganization.

     7. The basis of the Acquiring Fund Shares to be received by each Acquired Fund Shareholder will be, in the aggregate, the same as the basis, in the aggregate, of the Acquired Fund Shares surrendered in exchange therefor.

     8. The holding period of the Acquiring Fund Shares to be received by the Acquired Fund Shareholders will include, in each instance, the holding period of the Acquired Fund Shares surrendered in exchange therefor, provided such Acquired Fund Shares were held as capital assets on the date of the exchange.

     We express no opinion other than that specifically set forth above. In particular, we express no opinion as to the consequences of the expense reimbursement arrangement provided by Section 10.2 of the Agreement and described in the Registration Statement. This opinion is being delivered solely

Meyers Pride Value Fund,
  a series of Meyers Investment Trust
Citizens Value Fund,
  a series of Citizens Funds
July __, 2001
Page 4


to you for your use in connection with the referenced transaction, and may not be relied upon by any other person or used for any other purpose.


                               Very truly yours,



                               BINGHAM DANA LLP